EXHIBIT 4.9
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                                LOCK-UP AGREEMENT




                                                                December 6, 2004


Intrac, Inc.
180 Varick Street
13th Floor
New York, NY 10014


          RE:  LOCK-UP AGREEMENT (THIS "AGREEMENT")
               ------------------------------------

Ladies and Gentlemen:

          The undersigned is an officer, director and/or an owner of record or beneficially of certain shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of Innovative Drug Delivery Systems, Inc., a Delaware corporation (the "Company"), or securities convertible into or exchangeable or exercisable for Company Common Stock. The undersigned understands that the Company has entered into discussions with Intrac, Inc., a Nevada corporation ("Intrac"), regarding a possible merger ("Merger") of the Company with a newly-formed wholly-owned subsidiary of Intrac pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Upon consummation of the Merger, the undersigned would exchange his Company Common Stock, based upon the exchange ratio, for shares of the common stock of Intrac ("Intrac Common Stock"). The Board of Directors of the Company have adopted resolutions approving the Merger and transactions contemplated by such Merger, subject to stockholder approval, and are recommending that the Company's stockholders vote to approve such Merger. The undersigned acknowledges that Intrac is relying on my representations and agreements herein in entering into the Merger Agreement and related documents and in carrying out the Merger.

          1. Lock-up. The undersigned hereby agrees that, without the prior written consent of Intrac (which consent may be withheld in its sole discretion), he will not, during the period commencing on the effective date of the Merger (the date the Merger is consummated by the filing of a Certificate of Merger with the State of Delaware) and ending three (3) months after the effective date of a registration statement filed by Intrac under the Securities Act of 1933, pursuant to a Registration Rights Agreement among the Company and purchasers in a private placement effected upon the closing of the Merger, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (collectively, a "Transfer"), any shares of Intrac Common Stock or any securities convertible into or exercisable or exchangeable for Intrac Common Stock.

          2. Permitted Transfers. Notwithstanding anything herein to the contrary, the undersigned may Transfer shares of Intrac Common Stock (i) as a bona fide gift or gifts or by will or intestacy, provided that the transferee or transferees thereof agree to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value, (iii) to a corporation, partnership or other entity of which all of the ownership interests are beneficially owned by the undersigned or a member of his immediate family, provided that such entity agrees to be bound by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value, or (iv) acquired by the undersigned in open market transactions after the completion of the Merger. For purposes of this Agreement, "immediate family" shall mean any relationship of mine by blood, marriage or adoption, not more remote than first cousin.

          3. Stop Order. The undersigned also agrees that stop transfer instructions may be placed by the transfer agent against the transfer of shares of Intrac Common Stock receivable by the undersigned upon the Merger in compliance with the foregoing restrictions in this Agreement.

          4. Miscellaneous. This Agreement is irrevocable and will be binding on the undersigned and his successors, heirs, personal representatives and permitted assigns. This Agreement sets forth the entire agreement between the parties hereto as to the subject matter herein, and cannot be amended or modified except by a writing executed by the parties hereto. This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

          5. Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement.

                                     Very truly yours,


                                     -------------------------------------------
                                     (Name) Douglas A. Hamilton

                                     c/o IDDS, Inc. 130 West 42nd Street,
                                     12th Floor, New York, NY  10036
                                     -------------------------------------------
                                     (Address)


AGREED TO:

INTRAC, INC.


By:
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Name:
Title: